Exhibit 16.1

October 4, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 28, 2021 of Mawson Infrastructure Group Inc. (the “Company”) and agree with the statements relating only to LNP Audit and Assurance Pty Ltd contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ LNP Audit and Assurance Ptd Ltd